Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:
November 7, 2006

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER 2006

Dr. S. Lewis Meyer, President and Chief Executive Officer, to Present at the Rodman & Renshaw Healthcare Conference on November 8, 2006

PLEASANTON, Calif., November 7, 2006 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the third quarter and nine months ended September 30, 2006.  For the third quarter of 2006, the Company reported a net loss of $2.9 million, or $0.10 per share on a basic and diluted basis.  This compares with a net loss of $2.6 million, or $0.10 per share, on a basic and diluted basis, for the same period in 2005.

Operating expenses for the third quarter reflected a 14% increase in research and development expenditures from the same period of the previous year.  This increase was a result of expenses associated with: the non-human primate pre-clinical safety and effectiveness study for the Company’s Viral Immunotherapy program, an increase in non-cash stock compensation expense, and an increase in legal fees associated with securing and expanding the Company’s patent portfolio.  These increases were partially offset by a decrease in costs related to the human clinical trial currently being conducted at the Washington Hospital Center because the start-up costs related to the clinical trial that were incurred in the third quarter of 2005 were greater than the ongoing recruitment and implementation costs for the trial.  During the first quarter of 2006, the Company adopted FAS 123(R) which requires the recognition of the fair value of employee stock options in the income statement, rather than as a pro-forma disclosure, as allowed in prior periods.

During the nine months ending September 30, 2006, the Company reported a net loss of $8.5 million, or $0.30 per share, on a basic and diluted basis.  This compares with a net loss of $7.6 million or $0.31 per share on a basic and diluted basis, for the same nine-month period in 2005.

For the first nine months ended September 30, 2006, operating expenses increased by 13% to $8.9 million up from $7.9 million for the same period in the previous year.  Research and development expenses, which accounted for 64% of the Company’s operating expenses for the nine months ended September 30, 2006, increased 9% to $5.7 million from $5.3 million for the same period last year.  The increase was primarily attributed to costs surrounding the launch of the human clinical trial, legal fees related to protection and expansion of the Company’s patent portfolio, and the non-cash stock compensation expense related to the implementation of FAS 123(R) in the first quarter of 2006.  This increase was partially offset by the absence of costs related to the non-human primate study conducted at the Wake Forest University Baptist Medical Center which concluded in the second quarter of 2005.

At September 30, 2006, the Company had approximately $13.1 million in cash, cash equivalents, and short-term investments.  With the recently announced private placement of approximately $6.3 million in gross proceeds, the Company anticipates that sufficient capital is available to fund its operations, including current development projects, through the fourth quarter of 2007.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “We are very pleased with the progress of our ‘first in man’ clinical trial of our Plasma Delipidation System.  The procedures continue to be well-tolerated and the patients are complying with the stringent conditions of the trial protocol.”  He continued, “We are extremely encouraged that the market and the pharmaceutical community continue to validate the potential role and value of HDL therapy in the treatment of cardiovascular disease.”

Presentation at the Rodman & Renshaw 8th Annual Healthcare Conference:  Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences, Inc. will make a presentation at the Rodman & Renshaw 8th Annual Healthcare Conference in New York on Wednesday, November 8, 2006, at 12:25 p.m. (Eastern Time).  He will outline the progress of the Company’s HDL Therapy and Viral Immunotherapy platforms.  A webcast of this presentation and the accompanying slides will be available at www.lipidsciences.com in the Investor Relations section of the Company’s website at the Featured Events tab.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technology to prove safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from Inception (May 21, 1999) to September 30,
(In thousands, except per share amounts)	2006	2005	2006	2005	2006

Grant revenue	$10	$—	$37	$1	$79
Operating expenses:
Research and development(1)	2,033	1,787	5,733	5,282	57,980
Selling, general and administrative(2)	1,038	908	3,211	2,617	26,276
Total operating expenses	3,071	2,695	8,944	7,899	84,256
Operating loss	(3,061)	(2,695)	(8,907)	(7,898)	(84,177)
Interest and other income	149	101	414	290	3,996
Loss from continuing operations	(2,912)	(2,594)	(8,493)	(7,608)	(80,181)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(2,912)	(2,594)	(8,493)	(7,608)	(72,177)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations - net	—	—	—	—	403
Net loss	$(2,912)	$(2,594)	$(8,493)	$(7,608)	$(71,774)

Loss per share – basic and diluted:
Net loss per share	$(0.10)	$(0.10)	$(0.30)	$(0.31)

Weighted average number of common shares outstanding – basic and diluted	30,250	24,925	28,328	24,919

Non-cash stock option compensation expense/(income) included in operating expenses:
(1) Research and development	77	(41)	278	100
(2) Selling, general and administrative	112	(21)	451	—

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$11,149	$1,752
Short-term investments	1,992	12,836
Prepaid expenses	169	355
Other current assets	54	18
Total current assets	13,364	14,961
Property and equipment	389	419
Long-term lease deposits	19	19
Total assets	$13,772	$15,399
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,537	$1,292
Accrued related party royalties	125	250
Accrued compensation	411	390
Total current liabilities	2,073	1,932
Deferred rent	14	9
Total liabilities	2,087	1,941

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 32,366,548 and 27,359,267 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	32	27
Additional paid-in capital	83,427	76,712
Deficit accumulated in the development stage	(71,774)	(63,281)
Total stockholders’ equity	11,685	13,458
Total liabilities and stockholders’ equity	$13,772	$15,399